PURCHASE AGREEMENT

THIS AGREEMENT, dated for reference the 24th day of May, 2007, is made

BETWEEN:	COVENTRY CAPITAL LLC, having an address of Suite 600, 1201 Orange Street, Wilmington, Delaware, USA, 19899-0511

(hereinafter referred to as the “Buyer”)

AND:	RADIAL ENERGY INC., a company incorporated under the laws of the State of Nevada, having an office at 1200 Smith Street, Suite 1600, Two Allen Center Building, Houston, Texas, USA, 77002

(hereinafter referred to as the “Seller”)

WHEREAS the Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller Fifty Percent (50%) of the Seller’s right, title and interest in and to its share of the Net Production Revenue generated from the Peruvian Huaya Anticline Project, Block 100, oil prospect located in Loreto Department, Peru, Ucayali Basin (hereinafter referred to as the “Assets”), subject to the terms and conditions set forth in this Purchase and Sale Agreement (the “Agreement”).

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.	Purchase of Assets

The Seller offers and agrees to sell, and the Buyer offers and agrees to purchase all of Seller’s right, title and interest in and to Fifty Percent (50%) of the Seller’s right, title and interest in and to its share of the Net Production Revenue generated from the Peruvian Huaya Anticline Project, Block 100, oil prospect located in Loreto Department, Peru, Ucayali Basin, being Ten point Thirty-Five Percent (10.35%) of Total Production Revenue.

The Purchaser shall have access to original, or, if no originals are available, clean and legible copies of information and data respecting the Assets in the Seller's possession, including, without limitation, Agreements, production records, geological and geophysical data and reports and all other information relating directly to the ownership of or production revenue of the Assets but exclusive of any such records, data or information where provision of same is prohibited by third party agreements or applicable law.

2.	Purchase Price

As consideration for the sale of the Assets, the Buyer shall pay or deliver to the Seller upon execution of this Agreement the sum of One Hundred Thousand Dollars ($100,000) in US funds (the “Purchase Price”).

3.	Mandatory Repurchase of Assets

The Purchaser shall grant to the Seller the option to repurchase the Assets at any time until May 2, 2008 on the following terms:

(a)	The Seller can repurchase the Assets on or before November 1, 2007 for the purchase price of Four Hundred Thousand Dollars ($400,000) in US funds; or

(b)	The Seller can repurchase the Assets from November 2, 2007 to March 1, 2008 for the purchase price of Six Hundred Thousand Dollars ($600,000) in US funds; or

(c)	The Seller can repurchase the Assets from March 2, 2008 to May 1, 2008 for the purchase price of Eight Hundred Thousand Dollars ($800,000) in US funds.

In the event the Seller is unable to repurchase the Assets by May 1, 2008, the Seller will be required to convert the final purchase price of Eight Hundred Thousand Dollars ($800,000) into a loan due and payable to the Buyer.

In any event, the Seller will be required to meet it’s financial obligations to Coach Capital LLC prior to the repurchase of the Assets.

4.	Monthly Payments

The Seller agrees to pay to the Buyer a monthly fee of Fifty Thousand Dollars ($50,000) commencing September 1, 2007 and payable on the first day of each and every month prior to the repurchase of Assets. The funds are to be generated from the Seller’s share of production revenue derived from the Assets and, in the event the Seller is unable to pay this monthly fee, the fee, or any amount thereof remaining outstanding from time to time, will accrue in the form of a loan payable to the Buyer.

Upon the repurchase of Assets by the Seller the payment of the monthly fees shall cease. Should the Seller be unable to complete the repurchase of Assets by May 1, 2008 and the purchase price converts into a loan, the monthly fee of Fifty Thousand Dollars ($50,000) shall continue to be payable and accrue until such time as the full amount of the repurchase loan and any amount of accrued monthly payments have been paid in full.

4.	Seller's Representations and Warranties

The Seller represents and warrants as follows.

(a)	Legal Status and Authority:

(i)    The Seller is a corporation, validly organized and existing, and in good standing, under the laws of the State of Nevada. The Seller has the power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

(ii)   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and Seller is not subject to any articles or by-laws, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.

(iii)   The consummation of this transaction will not violate or cause a default under (i) any provision of the Seller's governing documents; (ii) any provision of any material contract or agreement or of any bank loan, indenture or credit agreement to which the Seller is a party; (iii) any law, ordinance, rule or regulation of any governmental authority; or (iv) any applicable order, writ, judgment or decree of any court or other competent authority and will not result in the creation of any lien, charge or encumbrance on any of the Assets.

(b)	Litigation

There is no claim, demand, legal action, administrative proceeding, lawsuit, governmental inquiry or investigation relating to the Assets pending or, to the Seller's knowledge, threatened. Nor are there any bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of the Seller, threatened against the Seller.

5.	Buyer's Representations and Warranties

The Buyer represents and warrants:

(a)	Legal Status and Authority:

(i)    The Buyer is a corporation validly organized and existing and in good standing, under the laws of the state of Delaware and has the power and authority to own its property and to carry on its business, as now conducted, and to enter into and to carry out the terms of this Agreement.

(ii)   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of the Buyer, and the Buyer is not subject to any charter, bylaw, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the actions contemplated by this Agreement.

6.	Time

Time is of the essence of this Agreement.

7.	Further Assurances

The Seller and the Buyer will do, execute and deliver or will cause to be done, executed and delivered all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement.

8.	Assignment

This Agreement cannot be assigned to another party except with the prior written consent of both the Buyer and the Seller.

9.	Notices

9.1
Any notice under this Agreement will be given in writing and may be sent by fax, telex, telegram or may be delivered or mailed by prepaid post addressed to the party to which notice is to be given at the address indicated above, or at another address designated by that party in writing.

9.2	If notice is sent by fax, telex, telegram or is delivered, it will be deemed to have been given at the time of transmission or delivery.

9.3	If notice is mailed, it will be deemed to have been received 48 hours following the date of mailing of the notice.

9.4
If there is an interruption in normal mail service due to strike, labour unrest or other cause at or before the time a notice is mailed the notice will be sent by fax, telex, telegram or will be delivered.

10.	Amendments

This Agreement may be amended, waived, discharged, or terminated only by instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

11.	Execution in Counterpart

This Agreement may be signed in counterpart and each such counterpart, whether in original or facsimile form, together shall constitute a true original and provide satisfactory evidence that this Agreement has been duly executed by the parties hereto.

IN WITNESS WHEREOF the Buyer and the Seller have executed and delivered this Agreement as of the day and year first written above.

COVENTRY CAPITAL LLC

Per: Authorized Signatory

RADIAL ENERGY INC.

/s/ G. Leigh Lyons

Per:  G. Leigh Lyons, President